UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013 (July 26, 2013)

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 430, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2013, the Board of Directors (the “Board”) of ARCA biopharma, Inc. (the “Company”) elected Raymond L. Woosley, M.D., Ph.D. as a director of the Company to fill a newly created seat on the Board. Dr. Woosley was elected for a term expiring at the Company’s 2015 annual stockholders’ meeting. Dr. Woosley was also appointed to serve on the Board’s Compensation and Nominating and Corporate Governance Committees. A copy of the press release relating to Dr. Woosley’s appointment is attached hereto as Exhibit 99.1.

Dr. Woosley is currently the President, Emeritus, of the Critical Path Institute (C-Path), a non-profit, public-private partnership with the United States Food and Drug Administration, of which he was a founder, and where he served as President, Chief Executive Officer and Chairman of the Board from 2005 to 2011. Since 2012, Dr. Woosley is also the President and Chairman of the Board of the Arizona Center for Education and Research on Therapeutics (AzCERT), an independent, nonprofit research and education organization dedicated to the safe use of medicines. Since 2001, Dr. Woosley has also been a Professor of Medicine and Pharmacology at The University of Arizona Health Sciences Center, and Professor, Emeritus, since 2012, where he was also Vice President for Health Sciences from 2001 to 2005, and Dean of the College of Medicine from 2001 to 2002. From 1988 to 2000, Dr. Woosley was a professor of pharmacology and medicine at the Georgetown University School of Medicine, where he was also Director of the Institute of Cardiovascular Sciences from 1994 to 2000, and Division Chief, Clinical Pharmacology, in the Department of Medicine from 1988 to 1994. Dr. Woosley earned his Ph.D. in Pharmacology from the University of Louisville, and his M.D. from the University of Miami.

In connection with his appointment, and pursuant to the Company’s previously adopted director compensation policy, the Company granted Dr. Woosley an option to purchase 1,250 shares of common stock at an exercise price of $1.40 per share, the closing price of the Company’s common stock on July 26, 2013. The option is subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”), and the Company’s standard forms of Option Grant Notice and Option Agreement for the Plan, copies of which are filed as Exhibits 10.38 and 10.36 respectively to the Company’s Annual Report on Form 10-K filed on March 26, 2009. The option vests in three annual installments on the annual anniversary the date of grant, assuming Dr. Woosley’s continued service on the Board for such periods. On the same date, the Company also resumed paying compensation to its existing non-employee directors by granting to Dr. Linda Grais and Dr. John Zabriskie options to purchase 583 shares of common stock at an exercise price of $1.40 per share, the closing price of the Company’s common stock on July 26, 2013. The options are subject to the terms and conditions of the Plan and the Company’s standard forms of Option Grant Notice and Option Agreement for the Plan. The options vest in equal monthly installments and will be fully vested as of December 31, 2013, assuming Drs. Grace and Zabriskie’s continued service on the Board for such periods.

In connection with Dr. Woosley’s election, Dr. Woosley and the Company also entered into an Indemnity Agreement in the same form as has previously been entered into with the Company’s other directors. The Indemnity Agreement generally requires the Company to indemnify Dr. Woosley against liabilities incurred in the performance of his duties to the Company to the maximum extent permitted by Delaware corporate law and the Company’s certificate of incorporation and bylaws. The Company’s standard form of Indemnity Agreement is filed as Exhibit 10.52 to its Annual Report on Form 10-K filed on March 26, 2009.

Also on July 26, 2013, Jean-Francois Formela, M.D. notified the Board of his resignation as a Director of the Board. Dr. Formela’s resignation not to stand for re-election is not the result of any disagreements with the Company relating to its operations, policies or practices.

Item 5.08. Shareholder Director Nominations.

On July 26, 2013, the Board approved September 17, 2013 as the date of the Company’s Annual Meeting. The Board also approved July 30, 2013 as the record date for stockholders entitled to notice of and to vote at the Annual Meeting.

Because the Annual Meeting will be held more than 30 days from the calendar date of the Company’s 2012 Annual Meeting of Stockholders, the due dates for the provision of any qualified stockholder proposal or qualified stockholder nominations under the rules of the SEC and the bylaws of the Company listed in the Company’s 2012 Proxy Statement on Schedule 14A as filed with the SEC on April 5, 2012 are no longer applicable. Such nominations or proposals, including any notice on Schedule 14N, are now due to the Company no later than August 9, 2013. The Company currently intends to make its proxy materials available beginning on or about August 8, 2013.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release titled “Raymond L. Woosley, M.D., Ph.D. Appointed to ARCA biopharma Board of Directors” dated July 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2013

ARCA biopharma, Inc. (Registrant)

By:	/s/ Patrick M. Wheeler
Name:	Patrick M. Wheeler
Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release titled “Raymond L. Woosley, M.D., Ph.D. Appointed to ARCA biopharma Board of Directors” dated July 30, 2013.